                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM 8-K

                            -------------------------

                                 CURRENT REPORT
                             Pursuant to Section 13
                           or 15(d) of the Securities
                              Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2002

                         The Yankee Candle Company, Inc.

                     ---------------------------------------

             (Exact name of registrant as specified in this charter)


          Massachusetts               001-15023               04 259 1416
-------------------------------  ---------------------     -------------------
(State or other jurisdiction of  (Commission File No.)       (IRS Employer
incorporation)                                             Identification No.)


16 Yankee Candle Way, South Deerfield, Massachusetts             01373
--------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code: (413) 665-8306

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         Exhibit 23.1 Independent Auditors Consent


ITEM 9. REGULATION FD DISCLOSURE

         On February 25, 2002, The Yankee Candle Company, Inc. (the "Company") filed a Registration Statement on Form S-3 for the sale of up to 14,375,000 shares of its common stock by certain securityholders of the Company. The following financial information for the fifty-two weeks ended December 29, 2001 was included in such filing.

                         THE YANKEE CANDLE COMPANY, INC.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    We are the leading designer, manufacturer and multi-channel branded marketer of premium scented candles in the growing giftware industry. We have experienced strong sales growth with sales increasing to $379.8 million in 2001 from $115.2 million in 1996, a compound annual growth rate of 27%. We have previously publicly disclosed that we expect sales in 2002 to range between $444.4 million and $452.0 million, and earnings per share in 2002 to range between $1.10 and $1.12.

    The following discussion of our financial performance, operating results, liquidity and capital resources should be read together with our audited consolidated financial statements included elsewhere in this prospectus.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

    "Management's Discussion and Analysis of Financial Condition and Results of Operations" discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to inventories, restructuring costs, bad debts, intangible assets, income taxes, debt service and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

    As described in the Notes to the Consolidated Financial Statements, we sell our products both directly to retail customers and through wholesale channels. Revenue from the sale of merchandise to retail customers is recognized at the time of sale while revenue from wholesale customers is recognized at the time of shipment. Customers, be they retail or wholesale, do have the right to return product to us. Such rights of return have not precluded revenue recognition because we have a long history of returns on which we construct a reserve for product returns. This reserve, as a percentage of sales, has historically approximated 0.2%. This estimate, however, is subject to change. In addition to being exposed to returns, we bear credit risk relative to our wholesale customers. We have provided a reserve for bad debts in our financial statements based on our estimates of the creditworthiness of our customers. However, this estimate is also subject to change.

    We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. In addition, our inventory is stated at the lower of cost or market on a last-in first-out ("LIFO") basis. Fluctuation in inventory levels along with the cost of raw materials could impact the carrying value of our inventory.

    We have a significant deferred tax asset recorded in our financial statements. This asset arose at the time of our recapitalization in 1998 and is, in essence, a future tax deduction for us. The recoverability of this future tax deduction is dependent upon our future profitability. We have made an assessment that this asset is more likely than not to be recovered and that the asset is appropriately reflected on the balance sheet. Should we find that we are not able to utilize this deduction in the future, we would have to record a reserve for all or a part of this asset.

    In fiscal 2001, we shut-down our distribution facility in Utah and recorded a restructuring charge. Part of the shut-down charge related to the lease commitment that we have through 2005. We have not recorded the entire commitment as a liability since we believe that we will be able to sublet the facility at some time in the near future. However, there is no absolute certainty that we will be able to sublet the facility and the estimate of future net lease commitments could change in the future.

THE WHOLESALE CHANNEL

    Our wholesale distribution strategy targets gift, home decor and other image-appropriate retailers. We distribute our products through an extensive wholesale customer base of approximately 13,500 locations. Our wholesale base is broad with no individual buying group accounting for more than 2% of total sales. We market our wholesale products through our own direct sales force which enhances our customer communication resulting in a better customer service through superior order accuracy and response times.

    We have experienced 18% compound annual growth in wholesale sales since 1996 and in 2001, our wholesale division generated $168.1 million in sales.

RETAIL DIVISION

    Our nationally recognized brand and multi-channel distribution strategy has enabled us to successfully roll-out our retail stores. As of December 29, 2001, we had 192 retail stores in 39 states, 68% of which have been opened in the last three years. In 2001, our retail stores that were open for the full year, excluding our flagship South Deerfield store, achieved average sales per selling square foot of $822.

    We also market our products through catalogs and our Internet web site at www.yankeecandle.com. We continually upgrade our web site and catalog offerings in order to provide existing and new customers with convenient purchase options. In 2001, our catalog and Internet business, which is a part of our retail division, grew by 68% and generated over $15 million in sales.

    We have experienced 38% compound annual growth in retail sales since 1996 and, in 2001, our retail division generated $211.7 million in sales.

PERFORMANCE MEASURES

    We measure the performance of our retail and wholesale segments through an operating margin calculation, which specifically identifies not only gross profit on the sales of products through the two channels but also costs and expenses specifically identifiable to a given segment.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    We have experienced, and may experience in the future, fluctuations in our quarterly operating results. There are numerous factors that can contribute to these fluctuations; however, the principal factors are seasonality and new store openings.

    SEASONALITY. We have historically realized higher revenues and operating income in our fourth quarter, particularly in our retail business which is becoming a larger portion of our sales. We believe that this has been due primarily to increased sales in the giftware industry during the holiday season of the fourth quarter.

    NEW STORE OPENINGS. The timing of our new store openings may also have an impact on our quarterly results. First, we incur certain one-time expenses related to opening each new store. These expenses, which consist primarily of salaries, supplies and marketing costs, are expensed as incurred. Second, most store expenses vary proportionately with sales, but there is a fixed cost component. This typically results in lower store profitability when a new store opens because new stores generally have lower sales than mature stores. Due to both of these factors, during periods when new store openings as a percentage of the base are higher, operating profit may decline in dollars and/or as a percentage of sales. As the overall store base matures, the fixed cost component of selling expenses is spread over an increased level of sales, resulting in a decrease in selling and other expenses as a percentage of sales.

  FIFTY-TWO WEEKS ENDED DECEMBER 29, 2001 ("2001") COMPARED TO FIFTY-TWO WEEKS
                        ENDED DECEMBER 30, 2000 ("2000")

NET SALES

    Net sales increased 12.1% to $379.8 million in 2001 from $338.8 million in 2000. This growth was primarily achieved by increasing the number of retail stores from 147 to 192, increasing sales through catalog and Internet operations and increasing sales to wholesale customers.

    Wholesale sales, including European operations, increased 2.8% to $168.1 million in 2001 from $163.5 million in 2000. This growth was achieved both by increasing sales to existing customers and by increasing the number of wholesale locations. We believe that wholesale sales growth has been and will continue to be positively impacted by marketing and merchandising programs, new product introductions, wholesale exclusive products, the addition of new wholesale locations and the anticipated continued growth of our European operations.

    Retail sales increased 20.8% to $211.7 million in 2001 from $175.3 million in 2000. There were 192 retail stores open as of December 29, 2001 compared to 147 stores open at December 30, 2000. The increase in retail sales was achieved primarily through the addition of 45 new stores and increased sales in catalog and Internet operations. Comparable store and catalog and Internet sales in 2001 increased 2.0% compared to 2000. Retail comparable store sales in 2001 decreased 1.7% compared to 2000. There were 147 stores included in the comparable store base at the end of 2001, and 45 of these stores were included for less than a full year.

    The events of September 11th had significant negative effects on both our wholesale and retail divisions in 2001. In wholesale we had achieved low double-digit year-to-date growth in incoming order volume as of the week preceding September 11th. Incoming order volume for the 15 weeks subsequent to September 11th grew 2.3% over the comparable previous year period. In retail, with mall traffic down significantly after September 11th, comparable store and catalog and Internet sales declined, on a year to date basis, from 10.0% through August of 2001 to 2.0% as of the end of the year.

GROSS PROFIT

    Gross profit increased 11.1% to $205.7 million in 2001 from $185.1 million in 2000. As a percentage of net sales, gross profit decreased to 54.2% in 2001 from 54.6% in 2000. The decrease in gross profit as a percentage of net sales for 2001 was primarily attributable to discounts associated with the sell-through of holiday merchandise in the retail business during the first quarter of 2001, a higher mix of sales associated with our fragrance of the month sales program and a higher mix of non-manufactured sales. The gross profit rate in each of the third and fourth quarters of 2001 was higher than the comparable prior year quarter, and for the last half of 2001 increased to 56.3% from 55.0% in the last half of 2000. The improvement in the gross profit rate in the last half of 2001 compared to the last half of 2000 was primarily the result of supply chain inefficiencies in the fourth quarter of 2000 that were not experienced in the fourth quarter of 2001.

SELLING EXPENSES

    Selling expenses increased 20.0% to $77.3 million in 2001 from $64.5 million in 2000. These expenses are related to both wholesale and retail operations and consist of payroll, occupancy, advertising and other operating costs, as well as preopening costs, which are expensed as incurred. As a percentage of net sales, selling expenses were 20.4% in 2001 and 19.0% in 2000. The primary factor behind the increase in selling expenses in dollars and as a percentage of sales was the increase in the number of retail stores we operated and the resulting shift in business mix between retail and wholesale sales. Retail sales, which have higher selling expenses as a percentage of sales than wholesale sales, represented 55.7% of total sales in 2001 compared to 51.7% in 2000. The number of retail stores increased from 147 in 2000 to 192 in 2001. The increase in selling expenses as a percentage of sales is also explained by the heavy weighting of new stores. We opened 45 new stores in 2001 and 2000. New stores typically generate lower operating margin contributions than stores that have been open for more than one year since fixed costs, as a percentage of sales, are higher during the early sales maturation period and since preopening costs are fully expensed in the year of opening. Excluding the sales and selling expenses of the 2000 and 2001 store classes from the fifty-two weeks ended December 29, 2001, and the sales and selling expenses of the 2000 store class from the fifty-two weeks ended December 30, 2000, store selling expenses declined as a percentage of sales.

SEGMENT PROFITABILITY

    Segment profitability is net sales less cost of sales and selling expenses. Segment profitability for our wholesale operations, including Europe, was $65.4 million, or 38.9% of wholesale sales in 2001 compared to $64.7 million or 39.6% of wholesale sales in 2000. Segment profitability for our retail operations was $63.0 million or 29.8% of retail sales in 2001 compared to $55.9 million or 31.9% of retail sales in 2000. The decrease in segment profitability as a percentage of sales for 2001 was primarily attributable to discounts associated with the sell-through of holiday merchandise in the retail business during the first quarter of 2001, a higher mix of sales associated with our fragrance of the month sales program and a higher mix of non-manufactured sales. Segment profitability for the last half of 2001 increased to 38.5% from 38.0% in the last half of 2000. The improvement in segment profitability in the last half of 2001 compared to the last half of 2000 was primarily the result of supply chain inefficiencies in the fourth quarter of 2000 that were not experienced in the fourth quarter of 2001.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses, which consist primarily of personnel-related costs incurred in support functions, increased 22.0% to $38.5 million in 2001 from $31.6 million in 2000. As a percentage of net sales, general and administrative expenses increased to 10.1% from 9.3%. The increase in general and administrative expenses was primarily due to the new systems infrastructure installed in the last half of fiscal 2000, occupancy expenses associated with our new headquarters building opened in May 2001 and expenses associated with the bonus program.

RESTRUCTURING CHARGE

    A restructuring charge for $8.0 million was recorded in 2001 to record costs associated with our decision to consolidate and restructure our distribution and manufacturing operations. We shut down our Utah distribution facility and restructured our distribution and manufacturing work-force during 2001. Included in the restructuring charge are severance and other employee related costs, the non-cash write-down of non-recoverable leasehold improvements, fixture and equipment investments and estimated continuing occupancy expenses for abandoned facilities, net of anticipated sub-lease income. An analysis of the restructuring reserve is as follows:

                                                            COSTS PAID
                                                            DURING THE
                                                          FIFTY-TWO WEEKS
                                                               ENDED           ACCRUED AS OF
                                              EXPENSE    DECEMBER 29, 2001   DECEMBER 29, 2001
                                              --------   -----------------   -----------------
Occupancy...................................   $2,635          $  781             $1,854
Employee related............................    2,635           2,304                331
Other.......................................      606             606                 --
                                               ------          ------             ------
  Total.....................................   $5,876          $3,691             $2,185
                                               ======          ======             ======

    In addition, as described above, we recorded a $2,124 pre-tax write-down of non-recoverable leasehold improvements, fixture and equipment investments at our Utah facility.

NET OTHER EXPENSE

    Net other expense was $10.9 million in 2001 compared to $16.5 million in 2000. The primary component of this expense was interest expense, which was $10.6 million in 2001 compared to $16.9 million in 2000. The decrease in interest expense was the result of the reduction in total debt outstanding from $157.5 million at December 30, 2000 to $115.0 million at December 29, 2001, and a reduction in borrowing rates resulting from decreases in the federal funds rate.

INCOME TAXES

    The income tax provision for 2001 was $27.7 million compared to $29.0 million for 2000. The 2001 tax provision reflects an effective tax rate of 39% compared to 40% in 2000.

NET INCOME

    Net income decreased 0.6% to $43.3 million in 2001 from $43.6 million in 2000. The restructuring charge recorded in 2001 reduced 2001 net income by $4.9 million.

LIQUIDITY AND CAPITAL RESOURCES

    We have consistently generated positive cash flow from operations. Specifically, over the last three fiscal years we have generated a total of approximately $200 million, including almost $87 million in 2001. In the most recent fiscal year, nearly $87 million in cash was generated from internal operating activity. These amounts have exceeded net income in all the fiscal years presented due to two factors. First, we have incurred non-cash charges for depreciation and amortization. Second, income tax expense has significantly exceeded taxes actually paid out owing to tax deductions that we continue to avail ourselves of that arose from the 1998 recapitalization. These significant tax deductions are to continue for the next eleven years. On an annual basis, this results in tax savings of approximately $11.7 million per year through 2013 assuming sufficient income to realize the full benefit of this deduction.

    These internally generated cash flows have been sufficient to fund necessary capital expenditures for both our internal and external expansion plans. Capital expenditures in 2001 were $26.8 million and were related to (i) the capital requirements to open 45 new stores; (ii) investments in logistics operations including the opening of a new distribution center in April 2001;
(iii) information systems; and (iv) manufacturing operations. Such capital expenditures were approximately $37.1 million in 2000 and related to similar type expenditures. More specifically, 45 new stores were opened in 2000 and we undertook a significant upgrade to our information systems in that year. We anticipate that capital expenditures in 2002 will total approximately
$28.0 million and will be spent in a similar manner as in 2001. We believe that we will open approximately 45 new stores in 2002.

                       THE YANKEE CANDLE COMPANY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Historical Consolidated Financial Statements

Independent Auditors' Report................................  F-2

Consolidated Balance Sheets as of December 30, 2000 and
  December 29, 2001.........................................  F-3

Consolidated Statements of Operations for the fifty-two
  weeks ended January 1, 2000, December 30, 2000 and
  December 29, 2001.........................................  F-4

Consolidated Statements of Stockholders' Equity (Deficit)
  for the fifty-two weeks ended January 1, 2000,
  December 30, 2000 and December 29, 2001...................  F-5

Consolidated Statements of Cash Flows for the fifty-two
  weeks ended January 1, 2000, December 30, 2000 and
  December 29, 2001.........................................  F-6

Notes to Consolidated Financial Statements..................  F-7

INDEPENDENT AUDITORS' REPORT

Board of Directors
The Yankee Candle Company, Inc.
South Deerfield, Massachusetts 01373

    We have audited the accompanying consolidated balance sheets of The Yankee Candle Company, Inc. and subsidiaries as of December 30, 2000 and December 29, 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of The Yankee Candle Company, Inc. and subsidiaries as of December 30, 2000 and December 29, 2001 and the results of their operations and their cash flows for the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 12, 2002

                THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              DECEMBER 30,   DECEMBER 29,
                                                                  2000           2001
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................    $  13,297      $  30,531
Accounts receivable less allowance of $352 at December 30,
  2000 and $325 at December 29, 2001........................       17,945         23,141
Inventory...................................................       35,036         23,680
Prepaid expenses and other current assets...................        5,419          4,340
Deferred tax assets.........................................        3,027          3,544
                                                                ---------      ---------
    Total current assets....................................       74,724         85,236
PROPERTY, PLANT AND EQUIPMENT--NET..........................       92,875        103,975
MARKETABLE SECURITIES.......................................        1,072            961
CLASSIC VEHICLES............................................          874            351
DEFERRED FINANCING COSTS....................................        3,929          2,815
DEFERRED TAX ASSETS.........................................      138,061        127,029
OTHER ASSETS................................................          293            917
                                                                ---------      ---------
TOTAL ASSETS................................................    $ 311,828      $ 321,284
                                                                =========      =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable............................................    $  16,133      $  19,044
Accrued interest............................................        2,524            125
Accrued payroll.............................................        7,757          9,170
Accrued income taxes........................................       12,006         14,462
Other accrued liabilities...................................        7,352         12,242
Current portion of long-term debt...........................       30,000         31,500
                                                                ---------      ---------
    Total current liabilities...............................       75,772         86,543
DEFERRED COMPENSATION OBLIGATION............................        1,074          1,055
LONG-TERM DEBT--Less current portion........................      127,512         83,500
DEFERRED RENT...............................................        2,303          2,082

COMMITMENTS AND CONTINGENCIES (Notes 11 and 13)

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value, 300,000 shares authorized;
  104,059 issued; 54,499 and 54,211 shares outstanding at
  December 30, 2000 and December 29, 2001, respectively.....        1,041          1,041
Additional paid-in capital..................................      224,381        224,850
Treasury stock..............................................     (212,988)      (213,752)
Retained earnings...........................................       93,740        137,025
Unearned stock compensation.................................         (631)          (522)
Accumulated other comprehensive loss........................         (376)          (538)
                                                                ---------      ---------
    Total stockholders' equity..............................      105,167        148,104
                                                                ---------      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................    $ 311,828      $ 321,284
                                                                =========      =========

                See notes to consolidated financial statements.

                THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                       FIFTY-TWO WEEKS ENDED
                                                             -----------------------------------------
                                                             JANUARY 1,    DECEMBER 30,   DECEMBER 29,
                                                                2000           2000           2001
                                                             -----------   ------------   ------------
NET SALES..................................................  $   262,075   $   338,805    $   379,831
COST OF SALES..............................................      115,119       153,667        174,107
                                                             -----------   -----------    -----------
GROSS PROFIT...............................................      146,956       185,138        205,724
                                                             -----------   -----------    -----------
OPERATING EXPENSES:
  Selling expenses.........................................       44,547        64,464         77,348
  General and administrative expenses......................       26,023        31,576         38,515
  Restructuring charge.....................................           --            --          8,000
                                                             -----------   -----------    -----------
      Total operating expenses.............................       70,570        96,040        123,863
                                                             -----------   -----------    -----------
INCOME FROM OPERATIONS.....................................       76,386        89,098         81,861
                                                             -----------   -----------    -----------
OTHER (INCOME) EXPENSE:
  Interest income..........................................         (627)         (235)           (72)
  Interest expense.........................................       19,971        16,900         10,596
  Other (income) expense...................................         (116)         (165)           378
                                                             -----------   -----------    -----------
      Total other expense..................................       19,228        16,500         10,902
                                                             -----------   -----------    -----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES....................................................       57,158        72,598         70,959
PROVISION FOR INCOME TAXES.................................       22,863        29,039         27,674
                                                             -----------   -----------    -----------
INCOME BEFORE EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF
  DEBT.....................................................       34,295        43,559         43,285
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT, Less
  income tax benefit of $2,108                                     3,162            --             --
                                                             -----------   -----------    -----------
NET INCOME.................................................  $    31,133   $    43,559    $    43,285
                                                             ===========   ===========    ===========
BASIC EARNINGS PER SHARE:
  Income before extraordinary item.........................  $      0.69   $      0.82    $      0.81
                                                             ===========   ===========    ===========
  Net income...............................................  $      0.62   $      0.82    $      0.81
                                                             ===========   ===========    ===========
DILUTED EARNINGS PER SHARE:
  Income before extraordinary item.........................  $      0.66   $      0.80    $      0.79
                                                             ===========   ===========    ===========
  Net income...............................................  $      0.60   $      0.80    $      0.79
                                                             ===========   ===========    ===========
WEIGHTED-AVERAGE BASIC SHARES OUTSTANDING..................       49,857        52,900         53,537
                                                             ===========   ===========    ===========
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING................       51,789        54,663         54,643
                                                             ===========   ===========    ===========

                See notes to consolidated financial statements.

                THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
                                 (IN THOUSANDS)

                                       COMMON STOCK       ADDITIONAL                            CAPITAL
                                    -------------------    PAID IN     TREASURY    RETAINED   SUBSCRIPTION   UNEARNED STOCK
                                     SHARES     AMOUNT     CAPITAL       STOCK     EARNINGS    RECEIVABLE     COMPENSATION
                                    --------   --------   ----------   ---------   --------   ------------   --------------
BALANCE JANUARY 1, 1999...........    98,005    $  980     $126,610    $(212,448)  $ 19,048     $(1,084)        $(1,698)
Redemption of common stock........        --        --           --         (540)        --          --              --
Payment of capital subscription
  receivable......................        --        --           --           --         --       1,084              --
Unearned stock compensation.......        --        --          566           --         --          --            (566)
Amortization of unearned stock
  compensation....................        --        --           --           --         --          --           1,029
Issuance of common stock less
  underwriting fees and other
  expenses........................     6,054        61       96,948           --         --          --              --
Tax benefits on option
  exercises.......................        --        --          359           --         --          --              --
Comprehensive income (loss):
  Net income......................        --        --           --           --     31,133          --              --
  Foreign currency translation
    loss..........................        --        --           --           --         --          --              --
Comprehensive income..............        --        --           --           --         --          --              --
                                    --------    ------     --------    ---------   --------     -------         -------
BALANCE JANUARY 1, 2000...........   104,059     1,041      224,483     (212,988)    50,181          --          (1,235)
Amortization of unearned stock
  compensation....................        --        --           --           --         --          --             604
Additional expenses relative to
  1999 issuance of common stock...        --        --         (102)          --         --          --              --
Comprehensive income (loss):
  Net income......................        --        --           --           --     43,559          --              --
  Foreign currency translation
    loss..........................        --        --           --           --         --          --              --
Comprehensive income..............        --        --           --           --         --          --              --
                                    --------    ------     --------    ---------   --------     -------         -------
BALANCE DECEMBER 30, 2000.........   104,059    $1,041     $224,381    $(212,988)  $ 93,740     $    --         $  (631)
                                    ========    ======     ========    =========   ========     =======         =======
Redemption of common stock........        --        --           --         (764)        --          --              --
Issuance of common stock on option
  exercises.......................        --        --            8           --         --          --              --
Unearned stock compensation.......        --        --          461           --         --          --            (461)
Amortization of unearned stock
  compensation....................        --        --           --           --         --          --             570
Comprehensive income (loss):
  Net income......................        --        --           --           --     43,285          --              --
  Foreign currency translation
    loss..........................        --        --           --           --         --          --              --
Comprehensive income..............        --        --           --           --         --          --              --
                                    --------    ------     --------    ---------   --------     -------         -------
BALANCE DECEMBER 29, 2001.........   104,059    $1,041     $224,850    $(213,752)  $137,025     $    --         $  (522)
                                    ========    ======     ========    =========   ========     =======         =======

                                     ACCUMULATED
                                        OTHER
                                    COMPREHENSIVE   COMPREHENSIVE
                                        LOSS           INCOME         TOTAL
                                    -------------   -------------   ---------
BALANCE JANUARY 1, 1999...........      $   1                       $ (68,591)
Redemption of common stock........         --               --           (540)
Payment of capital subscription
  receivable......................         --               --          1,084
Unearned stock compensation.......         --               --             --
Amortization of unearned stock
  compensation....................         --               --          1,029
Issuance of common stock less
  underwriting fees and other
  expenses........................         --               --         97,009
Tax benefits on option
  exercises.......................         --               --            359
Comprehensive income (loss):
  Net income......................         --         $ 31,133         31,133
  Foreign currency translation
    loss..........................        (48)             (48)           (48)
                                                      --------
Comprehensive income..............         --         $ 31,085             --
                                        -----         ========      ---------
BALANCE JANUARY 1, 2000...........        (47)                         61,435
Amortization of unearned stock
  compensation....................         --               --            604
Additional expenses relative to
  1999 issuance of common stock...         --               --           (102)
Comprehensive income (loss):
  Net income......................         --           43,559         43,559
  Foreign currency translation
    loss..........................       (329)            (329)          (329)
                                                      --------
Comprehensive income..............         --         $ 43,230             --
                                        -----         ========      ---------
BALANCE DECEMBER 30, 2000.........      $(376)                      $ 105,167
                                        =====                       =========
Redemption of common stock........         --               --           (764)
Issuance of common stock on option
  exercises.......................         --               --              8
Unearned stock compensation.......         --               --             --
Amortization of unearned stock
  compensation....................         --               --            570
Comprehensive income (loss):
  Net income......................         --           43,285         43,285
  Foreign currency translation
    loss..........................       (162)            (162)          (162)
                                                      --------
Comprehensive income..............         --         $ 43,123             --
                                        -----         ========      ---------
BALANCE DECEMBER 29, 2001.........      $(538)                      $ 148,104
                                        =====                       =========

                See notes to consolidated financial statements.

                THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       FIFTY-TWO WEEKS ENDED
                                                              ----------------------------------------
                                                              JANUARY 1,   DECEMBER 30,   DECEMBER 29,
                                                              ----------   ------------   ------------
                                                                 2000          2000           2001
                                                              ----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  31,133      $ 43,559       $  43,285
  Adjustments to reconcile net income to net cash from
    operating activities:
    Extraordinary loss on early extinguishment of debt......      3,162            --              --
    Depreciation and amortization...........................      6,709        10,762          14,347
    Impairment..............................................         --            --           2,324
    Realized and unrealized (gain) loss on marketable
      securities............................................         (4)           79              47
    Non-cash stock compensation.............................      1,029           604             570
    Deferred taxes..........................................     13,915        11,013          10,515
    Loss (gain) on disposal of fixed assets and classic
      vehicles..............................................        132          (123)            519
  Changes in assets and liabilities:
    Accounts receivable, net................................     (4,817)       (4,766)         (5,240)
    Inventory...............................................     (9,586)      (13,254)         11,276
    Prepaid expenses and other assets.......................     (2,225)       (2,287)            275
    Accounts payable........................................      1,365         1,495           2,917
    Accrued expenses and other liabilities..................     13,776        10,228           6,127
    Deferred rent...........................................        841            --              --
                                                              ---------      --------       ---------
        Net cash from operating activities..................     55,430        57,310          86,962
                                                              ---------      --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................    (22,749)      (37,122)        (26,844)
  Proceeds from sale of property and equipment..............         29            --             352
  Investments in marketable securities......................       (366)         (335)           (191)
  Proceeds from sale of marketable securities...............        410            --             255
                                                              ---------      --------       ---------
        Net cash from investing activities..................    (22,676)      (37,457)        (26,428)
                                                              ---------      --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments for redemption of common stocks..................       (540)           --            (764)
  Proceeds from issuance of common stock on option
    exercises...............................................         --            --               8
  Repayment of subordinated notes...........................   (320,000)           --              --
  Net (repayments) borrowings under bank credit
    agreements..............................................    (33,000)           60              --
  Proceeds from the sale of common stock in 1999 (net of
    fees and expenses)......................................     97,009          (102)             --
  Proceeds from long term borrowings........................    228,068            --              --
  Principal payments on long-term debt......................     (7,500)      (30,000)         42,500)
  Payments for deferred financing costs.....................     (4,804)           --              --
  Proceeds from repayment of capital stock subscription
    receivable..............................................      1,084            --              --
                                                              ---------      --------       ---------
        Net cash from financing activities..................    (39,683)      (30,042)        (43,256)
                                                              ---------      --------       ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................         87           (83)            (44)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........     (6,842)      (10,272)         17,234
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     30,411        23,569          13,297
                                                              ---------      --------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  23,569      $ 13,297       $  30,531
                                                              =========      ========       =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest................................................  $  18,672      $ 16,786       $  12,029
                                                              =========      ========       =========
    Income taxes............................................  $     864      $ 11,656       $  14,703
                                                              =========      ========       =========
  Purchase of equipment by assumption of capital lease and
    lease incentives........................................  $     802      $    802       $      --
                                                              =========      ========       =========

                See notes to consolidated financial statements.

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARLES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. HISTORY, RECAPITALIZATION AND FINANCING

    The Yankee Candle Company, Inc. and subsidiaries ("Yankee Candle" or "the Company") is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the growing giftware industry. The Company has a 32-year history of offering its distinctive products and marketing them as affordable luxuries and consumable gifts. Yankee Candle products are available in approximately 170 fragrances and include a wide variety of jar candles, Samplers-Registered Trademark- votive candles, pillars, tapers, tea lights, Tarts-Registered Trademark- wax potpourri and other candle products, marketed as Yankee Candle-Registered Trademark- branded products primarily under the trade names Housewarmer-Registered Trademark-, Country Kitchen-Registered Trademark-, Country Classics-TM-, Aroma Formula-TM-, and Frosted Favorites-TM-. The Company also sells a wide range of coordinated candle accessories as well as branded fragranced non-candle products including Yankee Candle Car
Jars-Registered Trademark- air fresheners, Yankee Candle-TM- Bath personal care products and Yankee Candle sachets. The Company sells its products through several channels including wholesale customers who operate approximately 13,500 gift store locations, 192 Company-owned and operated retail stores in 39 states as of December 29, 2001, direct mail catalogs, its Internet web site (www.yankeecandle.com), international distributors and its distribution center located in the United Kingdom.

    On July 1, 1999, the Company sold 6,000,000 shares of common stock at $18 per share in an initial public offering and listed its stock on the New York Stock Exchange.

    The proceeds to the Company from its initial public offering, after deducting underwriting fees and other expenses, were approximately $97,000. On July 7, 1999, the Company used these proceeds, together with $220,000 of bank borrowings under a new credit facility (described in Note 6), and available cash to redeem $320,000 aggregate principal amount of outstanding Subordinated Debentures that had initially arisen as part of the recapitalization of the Company in 1998 (the "1998 recapitalization"). The redemption of these subordinated debentures resulted in an extraordinary charge to the statement of operations of $3,162, net of tax $(0.07) and $(0.06) per basic and diluted share, respectively. These charges related to the write-off of financing fees that had previously been deferred.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The fiscal year is the 52 or 53 weeks ending the Saturday closest to December 31. All years presented are 52 weeks in length. In some instances, the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001 are referred to as fiscal 1999, fiscal 2000 and fiscal 2001, respectively.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION--The Company sells its products directly to retail customers and through wholesale channels. Revenue from the sale of merchandise to retail customers is recognized at the time of sale. Revenue from sales to wholesale customers is recognized upon shipment of product.

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARLES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Company believes that these are the times when persuasive evidence of an arrangement exists, delivery has occurred, the Company's price is fixed and collectibility is reasonably assured. Customers, be they retail or wholesale, do have the right to return product. Such rights of return have not precluded revenue recognition because the Company has a long history of returns on which it constructs a reserve for product returns.

    The Company also sells gift certificates and gift cards. At the point of sale of gift certificates and gift cards, the Company records a deferred liability. Revenue is recorded upon the redemption of the certificates and gift cards.

    The adoption of SEC Staff Accounting Bulletin No. 101, "Revenue Recognition" had no impact on the Company's consolidated financial statements.

    CASH AND CASH EQUIVALENTS--The Company considers all short-term interest-bearing investments with original maturities of three months or less to be cash equivalents. Such investments are classified by the Company as "held to maturity" securities under the provisions of Statement of Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." These securities are stated at cost, adjusted for amortization of discounts and premiums to maturity.

    MARKETABLE SECURITIES--The Company classifies the marketable securities held in its deferred compensation plan as "trading" securities under SFAS No. 115. In accordance with the provisions of this statement, the investment balance is stated at fair market value, based on quoted market prices. Unrealized gains and losses are reflected in earnings; realized gains and losses are computed using the specific-identification method. As the assets held in the deferred compensation plan reflect amounts due to employees, but available for general creditors of the Company in the event the Company becomes insolvent, the Company has recorded the investment balance as a noncurrent asset and has established a corresponding other long-term liability entitled "deferred compensation obligation" on the balance sheet.

    The marketable securities held in this plan consist of investments in mutual funds at December 30, 2000 and December 29, 2001. Unrealized gains (losses) included in earnings during the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001 were $4, $(79) and $(58), respectively. Gains of $44, $0 and $11 were realized during the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001, respectively.

    INVENTORIES--Inventories are stated at the lower of cost or market on a last-in, first-out ("LIFO") basis. In fiscal 2001, the liquidation of certain LIFO layers decreased cost of sales by $171. There were no such liquidations in fiscal 1999 or fiscal 2000.

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARLES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost and are depreciated on the straight-line method based on the estimated useful lives of the various assets. The estimated useful lives are as follows:

Buildings and improvements..................................  5 to 40 years
Computer equipment..........................................   2 to 5 years
Furniture and fixtures......................................  5 to 10 years
Equipment...................................................       10 years
Vehicles....................................................        5 years

    Leasehold improvements are amortized using the straight-line method over the lesser of the estimated life of the improvement or the remaining life of the lease. Expenditures for normal maintenance and repairs are charged to expense as incurred.

    DEFERRED FINANCING COSTS--The Company amortizes deferred financing costs using the effective interest method over the life of the related debt. Accumulated amortization was $2,139 and $3,253 at December 30, 2000 and December 29, 2001, respectively.

    TRADEMARKS--Trademarks are recorded at cost and amortized over 15 years. Cost of trademarks, included in other assets at December 30, 2000 and December 29, 2001, was $231. Accumulated amortization was $101 and $116, at December 30, 2000 and December 29, 2001, respectively.

    CLASSIC VEHICLES--Prior to 1998, the Company had invested in certain classic vehicles which were displayed in its car museum. These vehicles were stated at cost, with no provision for depreciation, since their useful lives were indeterminable. During the year ended December 29, 2001, the Company closed the car museum and began the process of selling the classic vehicles. The vehicles that were sold in fiscal 2001 resulted in a loss of $82. The Company has recorded an impairment charge of $200 to reduce the carrying value of the remaining vehicles to the estimated net realizable value at December 29, 2001. During the year ended January 1, 2000 and December 30, 2000, there were no adjustments to the carrying value of these vehicles.

    ADVERTISING--The Company expenses the costs of advertising as they are incurred. Advertising expense was $2,876, $4,448 and $4,869 for the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001, respectively.

    IMPAIRMENT ACCOUNTING--The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. This review is based on the Company's ability to recover the carrying value of the assets from expected undiscounted future cash flows. If an impairment is indicated, the Company measures the loss based on the fair value of the asset using various valuation techniques. If an impairment loss exists, the amount of the loss will be recorded in the consolidated statements of operations. It is possible that future events or circumstances could cause these estimates to change.

    STOCK BASED COMPENSATION--The Company applies the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARLES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Employees," and related interpretations, in accounting for stock options and awards granted to employees. Compensation cost is recognized on an accelerated basis as set forth in Interpretation 28. The Company accounts for stock options and awards to non-employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" and EITF 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

    INCOME TAXES--The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. The provision for income taxes in the consolidated statements of operations is the actual computed tax obligation or receivable for the period, plus or minus the change during the period in deferred income tax assets and liabilities.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--At December 29, 2001, the estimated fair values of all financial instruments approximate their carrying amounts in the consolidated balance sheets due to (i) the short-term maturity of certain instruments or (ii) the floating interest rate associated with certain instruments which have the effect of repricing such instruments regularly.

    EARNINGS PER SHARE--SFAS No. 128, "Earnings Per Share," requires two presentations of earnings per share, "basic" and "diluted." Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. The denominator in the calculation is based on the following weighted-average number of common shares:

                                                   JANUARY 1,   DECEMBER 30,   DECEMBER 29,
                                                      2000          2000           2001
                                                   ----------   ------------   ------------
Basic............................................  49,857,000    52,900,000     53,537,000
Add:
  Contingently returnable shares.................   1,666,000     1,581,000        795,000
  Shares issuable pursuant to option grants......     266,000       182,000        311,000
                                                   ----------    ----------     ----------
Diluted..........................................  51,789,000    54,663,000     54,643,000
                                                   ----------    ----------     ----------

    At December 29, 2001, 79,000 contingently returnable shares were excluded from the computation of diluted earnings per share due to the antidilutive effect.

    NEWLY ISSUED ACCOUNTING STANDARDS--In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, was required to be adopted by the

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARLES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company on December 31, 2000. The effect of adopting this standard was not material to the Company's financial position, results of operations or cash flows.

    In August, 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. This statement amends the provisions of SFAS
No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board No. 30, "Reporting Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This statement, which excludes goodwill from its scope, establishes the methodology to be used for evaluating (i) long-lived assets to be held and used (ii) long-lived assets to be disposed of other than by sale and
(iii) long-lived assets to be disposed of by sale, for both ongoing and discontinued operations. In addition, SFAS No. 144 broadens the treatment of discontinued operations to include components of an entity rather than just segments of a business. SFAS No. 144 is required to be adopted by the Company in fiscal 2002. The Company has not completed the process of evaluating the impact that will result from adopting this statement and is therefore unable to disclose the impact that adopting SFAS No. 144 will have on its financial position and results of operations.

    COMPREHENSIVE INCOME--Comprehensive income includes all changes in equity during the period except those resulting from transactions with owners of the Company. It has two components: net income and other comprehensive income. Accumulated other comprehensive income reported on the Company's consolidated balance sheets consists of foreign currency translation adjustments. Comprehensive income, net of related tax effects (where applicable), is detailed in the consolidated statements of stockholders' equity (deficit).

    PRIOR-YEAR RECLASSIFICATIONS--Certain prior year amounts have been reclassified to conform to the current year presentation.

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARLES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

3. INVENTORIES

    The components of inventory were as follows:

                                                              DECEMBER 30,   DECEMBER 29,
                                                                  2000           2001
                                                              ------------   ------------
Inventory at FIFO, which approximated replacement value:
Finished goods..............................................     $27,461        $19,523
Work-in-process.............................................          15            275
Raw materials and packaging.................................       8,334          4,485
                                                                 -------        -------
                                                                  35,810         24,283

Less LIFO adjustment........................................        (774)          (603)
                                                                 =======        =======
                                                                 $35,036        $23,680
                                                                 =======        =======

4. PROPERTY, PLANT AND EQUIPMENT

    The components of property, plant and equipment were as follows:

                                                              DECEMBER 30,   DECEMBER 29,
                                                                  2000           2001
                                                              ------------   ------------
Land and improvements.......................................    $  4,780       $  4,780
Buildings and improvements..................................      53,144         61,228
Computer equipment..........................................      18,071         22,646
Furniture and fixtures......................................      16,621         23,951
Equipment...................................................      20,982         26,051
Vehicles....................................................       1,110            890
Construction in progress....................................       6,375          4,051
                                                                --------       --------
Total.......................................................     121,083        143,597

Less: accumulated depreciation and amortization.............     (28,208)       (39,622)
                                                                --------       --------
                                                                $ 92,875       $103,975
                                                                ========       ========

Depreciation expense was $5,702, $9,552 and $13,061 for the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001, respectively.

$229, $566 and $438 of interest was capitalized in the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001, respectively.

5. CONCENTRATION OF CREDIT RISK

    The Company maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100. Uninsured balances aggregated $6,774 and $27,478 at December 30, 2000 and December 29, 2001, respectively.

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARLES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

5. CONCENTRATION OF CREDIT RISK (CONTINUED)
    The Company extends credit to its wholesale customers. For the fifty-two weeks ended December 29, 2001, the Company had a significant customer that accounted for approximately 2.0% of total sales and 16.0% of accounts receivable, respectively. For the fifty-two weeks ended January 1, 2000 and December 30, 2000 no single customer accounted for more than 3.0% of total sales nor did any such customer account for more than 6.0% of the outstanding receivable balance for the fifty-two weeks ended December 30, 2000.

6. LONG-TERM DEBT

    Long-term debt is summarized as follows:

                                                              DECEMBER 30,   DECEMBER 29,
                                                                  2000           2001
                                                              ------------   ------------
Term loan...................................................    $112,500       $ 82,500
Revolving line of credit....................................      45,012         32,500
                                                                --------       --------

                                                                 157,512        115,000

Less current portion........................................      30,000         31,500
                                                                --------       --------
Non-current portion.........................................    $127,512       $ 83,500

    In connection with the 1998 recapitalization, the Company issued $320,000 of Subordinated Debentures. The Subordinated Debentures bore interest at 6 3/4%, which was payable semiannually in May and November commencing on November 30, 1998. These debentures were repaid with proceeds from the Company's initial public offering and its new credit agreement in July 1999 (see Note 1).

    In April 1998, the Company entered into a credit agreement with a consortium of banks. This facility was terminated at the time that the New Credit Agreement described below was executed.

    In July 1999, the Company entered into a new credit agreement with a consortium of banks (the "New Credit Agreement"). The New Credit Agreement provides for a maximum borrowing of $300,000 and consists of a revolving credit facility for $150,000 and a term loan for $150,000. Borrowings of $220,000 under the New Credit Agreement were used together with net proceeds from the initial public offering (see Note 1) to redeem the aggregate principal amount of Subordinated Debentures. The New Credit Agreement matures on July 7, 2004, with any outstanding amounts due on that date; no payments of principal are due on the revolving credit facility until this maturity date. The term loan is payable in quarterly installments ranging from $7,500 to $9,500 in March, June, September and December of each year commencing on December 31, 1999. The New Credit Agreement is collateralized by substantially all of the assets of the Company. As of December 30, 2000 and December 29, 2001, the unused portion of the revolving credit facility was $104,988 and $117,500, respectively.

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARIES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

6. LONG-TERM DEBT (CONTINUED)

    The Company is required to pay a commitment fee on the average daily unutilized portion of the revolving credit facility at a rate ranging from 1/4% to 3/8% per annum. The Company may elect to set the interest rate on all or a portion of the borrowings outstanding under the New Credit Agreement at a rate per annum equal to (a) the greater of (i) prime rate, (ii) the base CD rate plus 1% or (iii) the federal funds effective rate plus 1/2%, or (b) the eurodollar rate. The weighted-average interest rate on outstanding borrowings at December 29, 2001 was 2.94%.

    The New Credit Agreement includes restrictions as to, among other things, the amount of additional indebtedness, contingent obligations, liens, investments, asset sales, capital expenditures and dividends and requires the maintenance of minimum levels of interest coverage. It also includes a restriction for the payment of dividends. None of the restrictions contained in the New Credit Agreement are expected to have a significant effect on the ability of the Company to operate. As of December 29, 2001, the Company was in compliance with all financial and operating covenants under the New Credit Agreement.

    Aggregate annual maturities of long-term debt are as follows:

                                                              LONG-TERM
YEAR                                                            DEBT
----                                                          ---------
2002........................................................  $ 31,500
2003........................................................    32,000
2004........................................................    51,500
                                                              --------
Total.......................................................  $115,000
                                                              ========

7. RESTRUCTURING CHARGE

    A restructuring charge for $8.0 million was recorded in fiscal 2001 to record costs associated with the Company's decision to consolidate and restructure its distribution and manufacturing operations. The Company shut down its Utah distribution facility and restructured its distribution and manufacturing work-force during 2001. Included in the restructuring charge is severance and other employee related costs, the non-cash write-down of non-recoverable leasehold improvements, fixture and equipment investments and estimated continuing occupancy expense for abandoned facilities, net of anticipated sub-lease income. An analysis of the restructuring reserve is as follows:

                                                 COSTS PAID DURING
                                                   THE FIFTY-TWO
                                                    WEEKS ENDED        ACCRUED AS OF
                                      EXPENSE    DECEMBER 29, 2001   DECEMBER 29, 2001
                                      --------   -----------------   -----------------
Occupancy...........................   $2,635         $  781              $1,854
Employee related....................    2,635          2,304                 331
Other...............................      606            606                  --
                                       ------         ------              ------
Total...............................   $5,876         $3,691              $2,185
                                       ======         ======              ======

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARIES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

7. RESTRUCTURING CHARGE (CONTINUED)
In addition, as described above, the Company recorded a $2,124 pre-tax write-down of non-recoverable leasehold improvements, fixture and equipment investments at its Utah facility.

8. PROVISION FOR INCOME TAXES

    Income tax expense, exclusive of that relating to extraordinary items, consists of the following:

                                                     FIFTY-TWO WEEKS ENDED
                                            ----------------------------------------
                                            JANUARY 1,   DECEMBER 30,   DECEMBER 29,
                                               2000          2000           2001
                                            ----------   ------------   ------------
Federal:
  Current.................................    $ 7,881       $15,977        $15,552
  Deferred................................     12,263         9,655          9,530
                                              -------       -------        -------
Total federal.............................     20,144        25,632         25,082
                                              -------       -------        -------
State:
  Current.................................      1,067         2,049          1,607
  Deferred................................      1,652         1,358            985
                                              -------       -------        -------
Total state...............................      2,719         3,407          2,592
                                              -------       -------        -------
Total income tax provision................    $22,863       $29,039        $27,674
                                              =======       =======        =======

    In connection with the 1998 recapitalization, an election was made for federal and state income tax purposes to value the assets and liabilities of the Company at fair value. As a result of such election, there is a difference between the financial reporting and tax bases of the Company's assets and liabilities. This difference was accounted for by recording a deferred tax asset of approximately $175,700 with a corresponding credit to additional paid-in capital. The deferred tax asset will be realized as these differences, including tax goodwill, are deducted, principally over a period of 15 years. In the opinion of management, the Company will have sufficient profits in the future to realize the deferred tax asset.

    The tax effect of significant items comprising the Company's net deferred tax assets (liabilities) are as follows:

                                                             DECEMBER 30,             DECEMBER 29,
                                                                 2000                     2001
                                                        ----------------------   ----------------------
                                                        CURRENT    NON-CURRENT   CURRENT    NON-CURRENT
                                                        --------   -----------   --------   -----------
Deferred tax assets:
  Basis differential as a result of a basis stepup for
  tax.................................................   $   --      $140,630     $   --      $132,502
  Foreign net operating loss carryforward.............       --         1,090         --         2,006
  Deferred compensation arrangements..................      426            --        412            --
  Employee benefits...................................    1,765            --      1,009            --
  Restructuring accrual...............................                               853          (917)
  Other...............................................      836           590      1,270            --
  Valuation allowance.................................       --        (1,090)        --        (2,006)
Deferred tax liabilities--fixed assets................       --        (3,159)        --        (4,556)
                                                         ------      --------     ------      --------
                                                         $3,027      $138,061     $3,544       127,029
                                                         ======      ========     ======      ========

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARIES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

8. PROVISION FOR INCOME TAXES (CONTINUED)
    A reconciliation of the statutory federal income tax rate and the effective rate of the provision for income taxes consists of the following:

                                                     FIFTY-TWO WEEKS ENDED
                                            ----------------------------------------
                                            JANUARY 1,   DECEMBER 30,   DECEMBER 29,
                                               2000          2000           2001
                                            ----------   ------------   ------------
Statutory federal income tax rate.........      35%           35%             35%
State income taxes net of federal
  benefit.................................       4             4               4
Other.....................................       1             1              --
                                                --            --             ---
                                                40%           40%             39%
                                                ==            ==             ===

    At December 29, 2001, the Company has foreign net operating loss carryforwards totaling approximately $6,700. These net operating losses have been fully reserved.

9. PROFIT SHARING PLAN

    The Company maintains a profit sharing/salary reduction plan under section 401(k) of the Internal Revenue Code. Employer matching contributions amounted to $425, $570 and $607 for the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001, respectively. The Company, at its discretion, may also make annual profit sharing contributions to the plan. There were no profit sharing contributions in fiscal 1999, 2000 and 2001, respectively.

10. DEFERRED COMPENSATION

    The Company has a deferred compensation agreement with certain key employees. Under this agreement, the Company at its election may match certain elective salary deferrals of eligible employees' compensation up to a maximum of $20 per employee per year. Employer contributions amounted to $100, $0 and $90 for fiscal 1999, 2000 and 2001, respectively. Benefits under the plan will be paid in a lump sum upon termination of the plan or termination of employment. Benefits paid to retired employees during fiscal 2000 and 2001 were $0 and $255, respectively.

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARIES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

11. CONTINGENCIES

    The Company is engaged in various lawsuits, either as plaintiff or defendant. In the opinion of management, the ultimate outcome of these lawsuits will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

12. STOCKHOLDERS' EQUITY

    CAPITAL STOCK--As of December 30, 2000 and December 29, 2001, the Company had 104,059,000 shares of common stock (par value $.01) issued. In connection with the 1998 recapitalization, the Company redeemed approximately 49,560,000 shares of common stock. These shares were held in treasury at December 30, 2000 and December 29, 2001.

    In connection with the 1998 recapitalization, common stock was purchased by management. The Company made loans to certain members of management to aid them in the purchase of this common stock. These loans were reflected in stockholders' equity under the caption "capital subscription receivable," carried an interest rate of 7%, were secured by the shares and provide for full recourse to the borrower.

    In addition, rights to purchase common stock were granted to a member of management in October 1998, and he committed to purchase such shares in November 1998. This common stock was purchased in 1999. A subscription receivable for this common stock was reflected in stockholders' equity as "capital subscription receivable." As of January 1, 2000 this subscription receivable had been paid.

    Options to purchase common stock were granted to key employees and directors of the Company in 1998 (the "1998 Plan"). The options granted under the 1998 Plan were "nonqualified" for tax purposes. For financial reporting purposes, the award of the right to purchase stock and the grant of options, in certain cases, were considered to be below the fair value of the stock at the time of grant. The fair value was determined based on an appraisal conducted by an independent appraisal firm as of the relevant dates. The differences between fair value and the purchase price or the exercise price is being charged to compensation expense over the relevant vesting period--generally between three and five years. In the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001, such expense aggregated $1,029, $604 and $570, respectively. In addition to the options granted above, the Company adopted the 1999 Employee Stock Option and Award Plan in June, 1999 (the "1999 Plan"). The 1999 plan provides for the grant of incentive stock options intended to qualify under
Section 422 of the Internal Revenue Code and nonqualified options. Both of these options generally have an exercise price equal to the fair market value of the stock on the date of grant, vest gradually over a five-year period and expire after 10 years.

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARIES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

12. STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of the status of option grants and changes are presented below:

                                                                              WEIGHTED-   WEIGHTED-
                                                                               AVERAGE     AVERAGE
                                                                RANGE OF      EXERCISE      GRANT
                                                                EXERCISE        PRICE     DATE FAIR
                                                  OPTIONS        PRICES       PER SHARE     VALUE
                                                 ---------   --------------   ---------   ---------
Outstanding at January 1, 1999.................    427,493   $         4.25    $ 4.25      $   --
Granted........................................    153,546       4.25-18.00     12.55        9.09
Forfeited......................................    (24,428)            4.25      4.25          --
                                                 ---------   --------------    ------      ------
Outstanding at January 1, 2000.................    556,611   $   4.25-18.00    $ 6.44      $   --
Granted........................................    161,500    11.875-21.125     16.40       11.56
Forfeited......................................         --               --        --          --
                                                 ---------   --------------    ------      ------
Outstanding at December 30, 2000...............    718,111      4.25-21.125      8.76          --
Granted........................................    691,500      13.17-17.92     14.41        6.34
Forfeited......................................    (11,130)     4.25-21.125     12.97
                                                 ---------   --------------    ------
Outstanding at December 29, 2001...............  1,398,481   $  4.25-21.125    $11.51
                                                 =========   ==============    ======

    Under the existing stock option plans, there are 1,629,376 shares available for future grants at December 29, 2001. At December 29, 2001, options were exercisable for 380,626 shares of common stock at a weighted average exercise price of $16.35 per share.

    As described in Note 2, the Company accounts for employee options or share awards under the intrinsic-value method prescribed by Accounting Principles Board ("APB") Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. SFAS No. 123 establishes a fair value based method of accounting for stock-based employee compensation plans. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant.

    The following weighted-average assumptions were used to compute the pro forma results of operations that reflect grants in fiscal 2001 and 2000 under the 1999 Plan, and in fiscal 1999 under both the 1998 and the 1999 plans:

                                                      1999       2000       2001
                                                    --------   --------   --------
Volatility........................................       52%        85%        50%
Dividend yield....................................        0%         0%         0%
Risk free interest rate...........................     5.30%      5.70%      1.69%
Expected lives....................................  5 years    5 years    5 years

    If compensation cost for stock option grants had been determined based on the fair value on the grant dates consistent with the method prescribed by SFAS No. 123, the Company's net income (loss) and earnings per share for the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001 would have been $30,847 or $0.62 per basic share and $0.60 per diluted share, $42,766 and $0.81 per basic share and $0.78 per diluted share and $40,985 or $0.77 per basic share and $0.75 per diluted share, respectively.

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARIES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

12. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about the Company's stock options outstanding at December 29, 2001:

                                                       AVERAGE
  RANGE OF EXERCISE       OPTIONS       OPTIONS     REMAINING LIFE
       PRICES           OUTSTANDING   EXERCISABLE      (YEARS)
---------------------   -----------   -----------   --------------
        $4.25              456,481      246,644          6.54

    11.875-16.20           642,500       20,625          9.21

     16.87-18.00           220,500       93,857          8.75

       21.125               79,000       19,500          8.42
---------------------    ---------      -------          ----

    $4.25-$21.125        1,398,481      380,626          8.22
=====================    =========      =======          ====

13. COMMITMENTS

    The Company leases most store locations, its corporate office building, distribution facilities and a number of vehicles. The operating leases, which expire in various years through 2016, contain renewal options in favor of the Company ranging from six months to five years and provide for base rentals plus contingent rentals thereafter, which are a function of sales volume. In addition, the Company is required to pay real estate taxes, maintenance and other operating expenses applicable to the leased premises. Furthermore, several facility leases contain rent escalation clauses.

    The aggregate annual future minimum lease commitments under operating leases as of December 29, 2001 are as follows:

                                                              OPERATING
                                                               LEASES
                                                              ---------
2002........................................................  $ 17,218
2003........................................................    16,931
2004........................................................    16,278
2005........................................................    15,767
2006........................................................    14,246
Thereafter..................................................    65,850
                                                              --------
Total minimum lease payments................................  $146,290
                                                              ========

    Rent expense, including contingent rentals, for the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001 was approximately $5,734, $9,348 and 13,583, respectively. Included in rent expense were contingent rental payments of approximately $1,119, $1,403 and $1,368 for the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001, respectively.

14. SEGMENTS OF ENTERPRISE AND RELATED INFORMATION

    The Company has segmented its operations in a manner that reflects how its chief operating decision-maker (the "CEO") reviews the results of the Company and its subsidiaries' businesses. The Company has two reportable segments--retail and wholesale. The identification of these segments results from management's recognition that while the product produced is similar, the type of customer for the product and services and the methods used to distribute the product are different.

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARIES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

14. SEGMENTS OF ENTERPRISE AND RELATED INFORMATION (CONTINUED)

    The CEO evaluates both its retail and wholesale operations based on an "operating earnings" measure. Such measure gives recognition to specifically identifiable operating costs such as cost of sales and selling expenses. Administrative charges are generally not allocated to specific operating segments and are accordingly reflected in the unallocated/corporate/other category. Other components of the statement of operations, which are classified below operating income, are also not allocated by segments. The Company does not account for or report assets, capital expenditures or depreciation and amortization by segment to the CEO.

    The following are the relevant data for the fifty-two weeks ended January 1, 2000, December 30, 2000 and December 29, 2001:

                                                                                         BALANCE PER
                                                                          UNALLOCATED/   CONSOLIDATED
                                                                           CORPORATE/     FINANCIAL
                                                    RETAIL    WHOLESALE      OTHER        STATEMENTS
                                                   --------   ---------   ------------   ------------
FIFTY-TWO WEEKS ENDED JANUARY 1, 2000

Net Sales........................................  $123,185   $138,890     $      --       $262,075

Gross Profit.....................................    81,507     65,449            --        146,956

Operating Margin.................................    43,047     59,362       (26,023)        76,386

Unallocated costs................................        --         --       (19,228)       (19,228)

Income before provision for income taxes.........        --         --            --         57,158

FIFTY-TWO WEEKS ENDED DECEMBER 30, 2000

Net Sales........................................  $175,261   $163,544     $      --       $338,805

Gross Profit.....................................   112,281     72,857            --        185,138

Operating Margin.................................    55,936     64,738       (31,576)        89,098

Unallocated costs................................        --         --       (16,500)       (16,500)

Income before provision for income taxes.........        --         --            --         72,598

FIFTY-TWO WEEKS ENDED DECEMBER 29, 2001

Net Sales........................................  $211,707   $168,124     $      --       $379,831

Gross Profit.....................................   131,964     73,760            --        205,724

Operating Margin.................................    63,000     65,376       (46,515)        81,861

Unallocated costs................................        --         --       (10,902)       (10,902)

Income before provision for income taxes.........        --         --            --         70,959

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARIES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

15. VALUATION AND QUALIFYING ACCOUNTS

                                                  BALANCE AT   CHARGED TO
                                                  BEGINNING    COSTS AND     DEDUCTIONS     BALANCE AT
                                                   OF YEAR      EXPENSES    FROM RESERVES   END OF YEAR
                                                  ----------   ----------   -------------   -----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS

YEAR ENDED JANUARY 1, 2000
  Allowance for doubtful accounts...............    450,000       76,080        (201,080)      325,000

YEAR ENDED DECEMBER 30, 2000:
  Allowance for doubtful accounts...............    325,000      124,066         (97,367)      351,699

YEAR ENDED DECEMBER 29, 2001:
  Allowance for doubtful accounts...............    351,699      331,787        (358,486)      325,000

    Amounts charged to deductions from reserves represent the write-off of uncollectible balances.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                       FIFTY-TWO WEEKS ENDED DECEMBER 30, 2000
                                                   ------------------------------------------------
                                                   APRIL 1     JULY 1    SEPTEMBER 30   DECEMBER 30
                                                   --------   --------   ------------   -----------
Net Sales........................................  $ 63,490   $ 58,179     $ 75,747      $141,389
Cost of goods sold...............................    29,080     26,904       35,706        61,977
                                                   --------   --------     --------      --------
Gross Profit.....................................    34,410     31,275       40,041        79,412
Selling Expenses.................................    13,143     14,462       15,832        21,027
General and administrative expenses..............     7,786      7,690        8,145         7,955
                                                   --------   --------     --------      --------
Income from operations...........................    13,481      9,123       16,064        50,430
Interest income..................................       (67)       (44)         (39)          (85)
Interest expense.................................     3,845      4,137        4,379         4,539
Other (income) expense...........................        54        (19)         (21)         (179)
                                                   --------   --------     --------      --------
Income before provision for income taxes.........     9,649      5,049       11,745        46,155
Provision for income taxes.......................     3,859      2,020        4,698        18,462
                                                   --------   --------     --------      --------
Net income.......................................  $  5,790   $  3,029     $  7,047      $ 27,693
                                                   ========   ========     ========      ========
BASIC EARNINGS PER SHARE.........................  $   0.11   $   0.06     $   0.13      $   0.52
                                                   ========   ========     ========      ========
DILUTED EARNINGS PER SHARE.......................  $   0.11   $   0.06     $   0.13      $   0.51
                                                   ========   ========     ========      ========

                THE YANKEE CANDLE COMPANY, INC, AND SUBSIDIARIES

 FIFTY-TWO WEEKS ENDED JANUARY 1, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

16. QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                        FIFTY-TWO WEEKS ENDED DECEMBER 29, 2001
                                                    ------------------------------------------------
                                                    MARCH 31   JUNE 30    SEPTEMBER 29   DECEMBER 29
                                                    --------   --------   ------------   -----------
Net sales.........................................  $75,320    $62,230      $ 84,939      $157,342
Cost of goods sold................................   38,015     31,132        39,910        65,050
                                                    -------    -------      --------      --------
Gross profit......................................   37,305     32,098        45,029        91,292
Selling expenses..................................   17,175     17,157        18,657        24,359
General and administrative expenses...............    9,191      9,654        10,093         9,577
Restructuring charge..............................    8,000         --            --            --
                                                    -------    -------      --------      --------
Income from operations............................    2,939      5,287        16,279        57,356
Interest income...................................      (42)       (18)           (4)           (8)
Interest expense..................................    3,376      2,996         2,401         1,823
Other (income) expense............................     (102)       (27)           28           478
                                                    -------    -------      --------      --------
Income (loss) before provision for (benefit from)
  income taxes....................................     (293)     2,336        13,854        55,063
Provision for (benefit from) income taxes.........     (114)       911         5,403        21,475
                                                    -------    -------      --------      --------
Net (loss) income.................................  $  (179)   $ 1,425      $  8,451      $ 33,588
                                                    =======    =======      ========      ========
BASIC EARNINGS PER SHARE..........................  $  0.00    $  0.03      $   0.16      $   0.63
                                                    =======    =======      ========      ========
DILUTED EARNINGS PER SHARE........................  $  0.00    $  0.03      $   0.16      $   0.62
                                                    =======    =======      ========      ========

                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            THE YANKEE CANDLE COMPANY, INC.


                                            By: /s/ Robert R. Spellman
                                                --------------------------------
                                                Robert R. Spellman
                                                Senior Vice President, Finance
                                                  and Chief Financial Officer
                                                (Principal Financial and
                                                  Accounting Officer)

Date: February 25, 2002